Exhibit 10.71
LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 31, 2004, is by and among OP THERAPY, INC., a Michigan corporation (“Therapy”), and OP HOSPICE, INC., a Michigan corporation (“Hospice”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”). As used herein, Therapy and Hospice are sometimes referred to individually as “Borrower” and collectively as, “Borrowers”.
W I T N E S S E T H:
     WHEREAS, Tandem Health Care Inc., a Pennsylvania corporation (“Tandem”), legally and beneficially owns all of the issued and outstanding capital stock of each Borrower;
     WHEREAS, Therapy desires to acquire (“Acquisition A”) substantially all of the assets and business of The Mobile Medical Group, Inc., a Michigan corporation (“Mobile Medical”), and Hospice desires to acquire (“Acquisition B”, together with Acquisition A, the “Acquisitions”) substantially all of the assets and business of Lighthouse Hospice Limited Partnership, a Delaware limited partnership (“Lighthouse”);
     WHEREAS, the Borrower has requested that the Lender provide the Borrower with (i) certain revolving loans in an amount of up to Five Million and No/100 Dollars ($5,000,000.00), (ii) a certain term loan of Twenty-Five Million and No/100 Dollars ($25,000,000.00), and (iii) a certain assumed debt loan of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00), to partially finance the Acquisitions and support the working capital needs of the Borrower; and
     WHEREAS, the Lender is willing to make such loans to the Borrower, upon the terms and provisions and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lender, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
     1. DEFINITIONS.
     1.1 General Terms. When used herein, the following terms shall have the following meanings:
     “Account Debtor” means the Person who is obligated on or under an Account.
     “Accounts” means “accounts” as defined in the Code, including, without limitation, (i) the third party reimbursable portion of accounts receivable owing to the Borrower or arising out of the delivery by the Borrower of healthcare, ancillary healthcare or other professional services and/or the sale or lease of goods related to any of such services (whether such services are supplied by the Borrower or a third party), (ii) all rights to reimbursement under any agreement with an Account Debtor and (iii) all present and future accounts receivable and other rights of the Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.
     “Acquisitions” has the meaning contained in the Recitals to this Agreement.
     “Acquisition Agreements” means, collectively, that certain Asset Purchase Agreement dated as of October 28, 2004 by and between Therapy and Mobile Medical, and that certain Asset Purchase Agreement dated as of October 28, 2004 by and between Hospice and Lighthouse.
     “Acquisition Documents” means, collectively, the Acquisition Agreements, any operations transfer agreements, and the other documents, instruments and agreements executed or delivered in connection therewith or otherwise in connection with the Acquisitions, in each case as the same may be amended or modified in conformity with Section 9.16 of this Agreement.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.
     “Affiliate Loan Documents” means (i) that certain Term Loan and Security Agreement dated as of May 31, 2002 by and among RE Bayonet Point, Inc., RE Jacksonville, Inc., RE Port Charlotte, Inc., RE Sarasota, Inc., RE Orange Park, Inc., RE St. Petersburg, Inc., and RE Safety Harbor, Inc., and the Lender, (ii) that certain Revolving Loan and Security Agreement dated as of May 31, 2002 by and among Tandem Health Care of Bayonet Point, Inc., Tandem Health Care of Jacksonville, Inc., Tandem Health Care of Port Charlotte, Inc., Tandem Health Care of Sarasota, Inc., Tandem Health Care of Orange Park, Inc., Tandem Health Care of St. Petersburg, Inc., and Tandem Health Care of Safety Harbor, Inc., and the Lender, (iii) that certain Amended and Restated Term Loan and Security Agreement dated as of April 1, 2003 by and between Tandem Health Care of Florida, Inc., and the Lender, (iv) that certain Revolving Loan and Security Agreement dated as of April 1, 2003 by and among OP Brandon, Inc., OP Lake Parker, Inc., OP Melbourne, Inc., OP West Altamonte, Inc., OP Pensacola, Inc., OP Tallahassee, Inc., and the Lender, (v) that certain Loan and Security Agreement dated as of October 2, 2003 by and between LaurelPharm, LLC and the Lender, and (vi) as applicable, each of the “Financing Agreements” as such term is defined in each of the foregoing agreements, as each of the foregoing have been or hereafter may further be amended, supplemented, restated, or modified from time to time.
     “Agreement” means this Loan and Security Agreement as the same may be modified, supplemented or amended from time to time.

     “Applicable Base Rate Margin” means, (a) with respect to Base Rate Loans that are Revolving Loans, the number of basis points as identified in Section 2.7(a) hereof; and (b) with respect to any part of the Term Loan that is a Base Rate Loan, the number of basis points as identified in Section 2.7(a) hereof.
     “Applicable Libor Margin” means, (a) with respect to Libor Loans that are Revolving Loans, the number of basis points as identified in Section 2.7(a) hereof; and (b) with respect to any part of the Term Loan that is a Libor Loan, the number of basis points as identified in Section 2.7(a) hereof.
     “Assumed Debt Loan” shall have the meaning ascribed to such term in Section 2.2B hereof.
     “Assumed Debt Commitment” shall have the meaning ascribed to such term in Section 2.2B hereof.
     “Assumed Debt Note” shall have the meaning ascribed to such term in Section 2.2B hereof.
     “Base Rate” means the corporate base rate of interest per annum identified from time to time by the Lender, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Lender charges its customers. Any change in the Base Rate shall be effective as of the effective date of such change.
     “Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.
     “Borrowing Base” means, at any time, without duplication, an amount equal to up to eighty percent (80%) of the face amount (less discounts, credits and allowances which have knowingly been taken by or granted to Account Debtors in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Lender, which amount shall be reduced by one hundred percent (100%) of the face amount of all payments which the Borrower has received on or in connection with its Eligible Accounts since the date of such Schedule of Accounts.
     “Borrowing Date” means a date on which a Libor Loan is made hereunder.
     “Borrowing Notice” shall have the meaning ascribed to such term in Section 2.12 hereof.
     “Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.
     “Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance.
     “Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (i) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder, or (ii) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property.
     “Cash Collateral Account” shall have the meaning ascribed to such term in Section 4.4 hereof.
     “CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
     “CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.
     “Closing Date” means December 31, 2004.
     “CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.
     “Closing Fee” shall have the meaning ascribed to such term in Section 2.16 hereof.
     “Code” means the Uniform Commercial Code as adopted in the State of Illinois.
     “Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.
     “Collateral Assignment of Acquisition Agreements” means, collectively, that certain Collateral Assignment of Acquisition Agreement of dated even date herewith by and among Therapy, Mobile Medical, the Mezzanine Lender and the Lender, and that certain Collateral Assignment of Acquisition Agreement of dated even date herewith by and among Hospice, Lighthouse, the Mezzanine Lender and the Lender, each in form and substance acceptable to the Lender, which shall provide for an assignment of the Borrower’s rights under the Acquisition Agreement in favor of the Lender and Mezzanine Lender.
     “Collateral Report” shall have the meaning contained in Section 8.1(g) hereof.
     “Commercial Lock Box Agreement” means Lender’s standard lockbox agreement signed by the Borrower relating to the Commercial Lock Box Account, to which payments on all Accounts, other than Government Accounts, are to be forwarded.

     “Commitments” means, collectively, the Revolving Loan Commitment, the Term Loan Commitment, and the Assumed Debt Commitment.
     “Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Commitments shall terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and the Lender.
     “Debt Service Coverage Ratio” means, for the applicable trailing 12 month period, an amount equal to the following for such period: (i) (a) EBITDA during the applicable period; to (ii) Fixed Charges for such period, all as determined from financial statements of the combined entities constituting the Borrower in accordance with GAAP, which Coverage Ratio shall be tested quarterly as provided in Section 9.12(i) hereof.
     “Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.
     “Default Rate” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
     “Demand Deposit Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
     “Deposit Accounts” means any deposit, securities, operating, lockbox or cash collateral account (including, without limitation, the Cash Collateral Account, the Demand Deposit Account, and the Commercial Lock Box Account), together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.
     “Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Vice President and the Secretary of the Borrower.
     “EBITDA” means with respect to the Borrower, for any period of determination, the net earnings of the Borrower before nonrecurring items (in accordance with GAAP and as reasonably agreed to by the Lender), cash interest, taxes, depreciation, and amortization (including amortized transaction expense), all as determined in accordance with GAAP, consistently applied.
     “Eligible Accounts” means an Account owing to the Borrower which meets each of the following requirements, as determined by the Lender in its sole and absolute discretion:
     (a) Accounts which do not remain unpaid more than one hundred twenty (120) calendar days from the invoice date;
     (b) is to be paid pursuant to either a Medicaid Provider Agreement or a Medicare Provider Agreement, or is a liability of an Account Debtor which is (i) a commercial insurance company (or managed care company) acceptable to the Lender in its reasonable determination, organized under the laws of any jurisdiction in the United States and having its principal office in the United States, or (ii) any other institutional Account Debtor acceptable to the Lender, including health maintenance organizations, unions, or any other type of Account Debtor, not included in the categories of Account Debtors listed in the foregoing clause (i), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, in either case, in which such obligor agrees to pay the Borrower for the applicable services rendered or performed or, if applicable, goods sold;
     (c) the Account Debtor of which has received notice to forward payment to either the Commercial Lock Box and/or the Government Lock Box, as applicable;
     (d) those Accounts of Borrower as to which the Lender has a first priority perfected Lien and that comply with all of the representations and warranties made to the Lender under this Agreement and the Financing Agreements;
     (e) to the extent such Account does not include any contingent payments;
     (f) to the extent such Account does not include late charges or finance charges, and is net of any contractual discount and/or Medicare/Medicaid fee schedule adjustments; and
     (g) which complies with such other terms and conditions as may be specified from time to time by the Lender in its reasonable discretion;
provided, however, the following Accounts of the Borrower are not Eligible Accounts:
(i) Accounts in which the Borrower expects to be reimbursed or paid for care, treatment and services provided to residents whose Medicaid eligibility is pending approval by the Michigan Medicaid program; (ii) Accounts to be paid pursuant to a Medicare Provider Agreement or Private Insurance/Managed Care Accounts, or any other otherwise Eligible Account, which, in either case, remain unpaid more than one hundred twenty (120) calendar days from the billing date; (iii) all Private Pay Accounts; (iv) Accounts with respect to which the Account Debtor is a director, officer, employee, equityholder, or Affiliate of the Borrower; (v) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless such Account Debtor deposits all payments arising under the Government Accounts to the Government Lock Box Account in accordance with the terms of the Government Lock Box Agreement; (vi) Accounts with respect to which the Account Debtor is not subject to service of process within the continental United States of America; (vii) Accounts known by Borrower (whether actual or constructive knowledge) to be in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or the Borrower or the Lender has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount); (viii) Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Lender in the exercise of its reasonable discretion; (ix) Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder; (x) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (xi) Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval; (xii) Accounts which arise out of services or, if applicable, sales not made in the ordinary course of the Borrower’s business; (xiii) Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect; and (xiv) Accounts with respect to which Borrower is or may become liable to the Account Debtor for services rendered, or if applicable, goods sold, by the Account Debtor to Borrower, to the extent of Borrower’s existing or potential liability to such Account Debtor;
     provided, further, an Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements for eligibility, shall forthwith cease to be an Eligible Account, and further, with respect to any Account, if the Lender at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.
     “Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.
     “Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.
     “Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

     “ERISA Affiliate” means any corporation, trade or business, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.
     “Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.
     “Excess Cash Flow” means for any period the excess of (a) EBITDA for such period minus the total for such period of (i) scheduled principal and interest paid, (ii) income taxes paid without regard to the period for which such taxes are payable (assuming an income tax rate of 40%), (iii) Capital Expenditures, and (iv) the difference in Working Capital from such Fiscal Year period to the immediately prior Fiscal Year period over (b) Fixed Charges.
     “Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, the Revolving Credit Note, the Term Loan Note, the Assumed Debt Note, the Limited Guaranty, the Collateral Assignment of Acquisition Agreements, the Subordination Agreements, the Governmental Lockbox Agreement, and the Commercial Lock Box Agreement, in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Affiliate, or any other Person, and delivered to or in favor of the Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
     “Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
     “Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.
     “Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) EBITDA for the period of 12 consecutive months then ended, to (b) the sum of (i) interest expense of Borrower that has been paid during such period, (ii) regularly scheduled principal payments of Borrower to be made during such period, (iii) the aggregate amount of any and all advances to the Affiliates of the Borrower, and (iv) Capital Expenditures.
     “Fixed Charges” means, for any period, the sum of (i) cash interest expense for such period, plus (ii) payments of principal with respect to all Indebtedness for borrowed money (including, without limitation, permitted payments of interest on the Subordinated Debt) and Capitalized Lease Obligations scheduled or otherwise required to be paid during such period, all as determined in accordance with GAAP, consistently applied.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board

(or any successor authority) that are applicable to the circumstances as of the date of determination.
     “General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by the Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.
     “Government Accounts” means Accounts on which any federal or state governmental unit or any intermediary for any federal or state governmental unit is the Account Debtor.
     “Government Lock Box Account” shall have the meaning ascribed to such term in Section 4.4 hereof.
     “Government Lock Box Agreement” means the lockbox agreement signed by the Borrower relating to the Government Lock Box Account, to which payments on all Government Accounts are to be forwarded.
     “Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.
     “HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.
     “Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, and (i) all other indebtedness, liabilities and obligations of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising.
     “Indemnified Parties” shall have the meaning ascribed to such term in Section 11.16 hereof.
     “Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of the Borrower, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in the Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower.
     “Liabilities” means any and all of the Borrower’s liabilities, obligations and Indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, fees, costs, expenses, and/or indemnification, and obligations of performance) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all the Borrower’s Indebtedness, liabilities and obligations to the Lender under this Agreement (whether relating to any of the Loans or otherwise) or the Financing Agreements to which the Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
     “Libor Base Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the offered rate per annum for deposits of U.S. dollars for a period equal to such Libor Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Libor Interest Period. If no such offered rate exists, such rate will be the rate at which deposits in U.S. dollars on immediately available funds are offered to the Lender by major lenders in the interlender Libor market at approximately 10:00 a.m. (Chicago time) two (2) Business Days prior to the first day of such Libor Interest Period, in the approximate amount of the Libor Loan and having a maturity approximately equal to the Libor Interest Period, less any reserve required under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System with respect to liabilities consisting of or including eurocurrency liabilities.

     “Libor Interest Period” means, with respect to a Libor Loan, a period of thirty (30), sixty (60), or ninety (90) days commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Libor Interest Period shall end on (but exclude) the day which corresponds numerically to the date thirty (30), sixty (60), or ninety (90) days thereafter; provided, however, that if a Libor Interest Period would otherwise end on a day that is not a Business Day, such Libor Interest Period shall end on the next succeeding Business Day; provided, further, that if such next succeeding Business Day occurs after the applicable period, such Libor Interest Period shall end on the immediately preceding Business Day.
     “Libor Loan” means a Loan which bears interest at a Libor Rate.
     “Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.
     “Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.
     “Lighthouse” has the meaning contained in the Recitals hereto.
     “Limited Guaranty” means that certain Limited Guaranty dated of even date herewith by Tandem in favor of the Lender, as the same may be amended, reaffirmed, modified or supplemented from time to time.
     “Loan Account” shall have the meaning ascribed to such term in Section 2.5 hereof.
     “Loans” means, individually, either a Revolving Loan, the Assumed Debt Loan, or the Term Loan, as applicable, and collectively, the Revolving Loans, the Assumed Debt Loan, the Term Loan, and any and all other advances made by the Lender to the Borrower pursuant to the terms of this Agreement.
     “Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
     “Material Adverse Change” or “Material Adverse Effect” means any change, event, action, condition or effect which, individually or in the aggregate, (a) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement, (b) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of the Lender in the Collateral or any other assets pledged in favor of Lender to secure the Liabilities or any portion thereof (subject only to the Permitted Liens), or (c) materially and adversely affects the business, property or assets (whether real or personal), operations, performance, or condition (financial or otherwise) of the Borrower or any or all of the Collateral, or the ability of the Borrower to repay the Liabilities when due or declared due and perform the Borrower’s obligations under this Agreement and the Financing Agreements to which it is a party.

     “Maximum Facility” means Thirty-One Million One Hundred Thousand and No/100 Dollars ($31,100,000.00).
     “Maximum Revolving Facility” means, at any time, an amount equal to Five Million and No/100 Dollars ($5,000,000.00).
     “MDCH” means Michigan Department of Community Health, together with its successors and assigns.
     “Medicaid Certification” means, with respect to Borrower, certification by the Medicaid program in each state in which the Borrower conducts business which is under or affected by the Medicaid Regulations that the Borrower complies with all of the applicable requirements for participation set forth in the Medicaid Regulations.
     “Medicaid Provider Agreement” means an agreement entered into with the Medicaid program in each state in which the Borrower conducts business which is under or affected by the Medicaid Regulations under which such state Medicaid program agrees to pay for covered services provided by the Borrower to Medicaid beneficiaries in accordance with the terms of such agreement and the Medicaid Regulations.
     “Medicaid Regulations” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, the MDCH, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
     “Medicare Certification” means certification of CMS or a state agency or entity under contract with CMS that the Borrower complies with all of the applicable requirements for participation set forth in the Medicare Regulations.
     “Medicare Provider Agreement” means an agreement entered into with CMS or a state agency under contract with CMS under which CMS agrees to pay for covered services provided by the Borrower to Medicare beneficiaries in accordance with the terms of such agreement and the Medicare Regulations.
     “Medicare Regulations” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
     “Mezzanine Debt Documents” means, collectively, the Note Purchase Agreement, the subordinated note(s) issued pursuant thereto, and the documents, instruments and agreements executed or delivered in connection therewith, in each case as the same may be amended or modified in conformity with Section 9.16 of this Agreement.
     “Mezzanine Lender” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., a Delaware corporation, and its successors and assigns.
     “Mobile Medical” has the meaning contained in the Recitals hereto.
     “Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by Borrower from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less: (i) any out-of-pocket expenses paid to a Person that are reasonably incurred by Borrower in connection therewith and (ii) in the case of an asset disposition, the amount of any Indebtedness secured by a Lien on the related asset and discharged from the proceeds of such asset disposition and any taxes paid or reasonably estimated by the Borrower to be payable by such Person in respect of such asset disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).
     “Note Purchase Agreement” means that certain Senior Subordinated Note Purchase Agreement dated of even date herewith among the Borrower, the Mezzanine Lender, and any other lender at any time a party thereto, as the same may be modified, supplemented or amended from time to time.
     “Notes” means, individually, either the Revolving Credit Note, the Assumed Debt Note, or the Term Loan Note, as applicable, and collectively, the Revolving Credit Note, the Assumed Debt Note, and the Term Loan Note.
     “PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Private Insurance/Managed Care Account” means Accounts owing from insurance companies or managed care companies to a Person for services provided or rendered by the Borrower to a Person where the Person has assigned the right to the Account to the Borrower.
     “Private Insurance/Managed Care Contracts” means contracts and agreements between the Borrower (or an Affiliate thereof) and insurance companies and/or managed care companies pursuant to which the Borrower has the right to make a claim for and receive payment for services rendered or furnished to a Person that is an intended beneficiary of such contract or agreement.
     “Private Pay Accounts” means Accounts owing directly from an individual for services provided or rendered by the Borrower to such individual.
     “Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.
     “Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower.
     “Rate Option” means the Libor Rate or the Base Rate.
     “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
     “Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
     “Revolving Credit Note” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Revolving Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Revolving Loans” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Schedule of Accounts” means an aged trial balance and reconciliation to the Borrowing Base in form and substance reasonably satisfactory to the Lender (which may at the Lender’s discretion include copies of original invoices) listing the Accounts of the Borrower, certified on behalf of the Borrower by a Duly Authorized Officer, to be delivered on a monthly basis to the Lender by the Borrower pursuant to Section 8.1(d) hereof.
     “Seller Notes” means, collectively, that certain promissory note dated December 31, 2004 from Therapy in favor of Mobile Medical in the original principal amount of $8,516,000, and that certain promissory note dated December 31, 2004 from Hospice in favor of Lighthouse in the original principal amount of $1,695,000.
     “Standard Federal” means Standard Federal Bank N.A.
     “Stated Maturity Date” means (i) with respect to the Assumed Debt Loan, December 31, 2007 and (ii) with respect to the Revolving Loans and the Term Loan, November 30, 2009.
     “Subordinated Debt” means any and all Indebtedness owing by the Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Lender in its sole and absolute determination, including, without limitation, (i) certain indebtedness owing to Mobile Medical and Lighthouse, respectively, by the Borrower pursuant to the Seller Notes, and (ii) certain indebtedness owing to the Mezzanine Lender by the Borrower pursuant to the Mezzanine Debt Documents.
     “Subordination Agreement” means (i) that certain Subordination and Intercreditor Agreement of even date herewith among Mobile Medical, Therapy, the Mezzanine Lender and the Lender, as the same may be modified, supplemented or amended from time to time, which must be in form and substance acceptable to the Lender, (ii) that certain Subordination and Intercreditor Agreement of even date herewith among Lighthouse, Hospice, the Mezzanine Lender and the Lender, as the same may be modified, supplemented or amended from time to time, which must be in form and substance acceptable to the Lender, and (iii) that certain Subordination and Intercreditor Agreement of even date herewith between the Mezzanine Lender and the Lender, as the same may be modified, supplemented or amended from time to time, which must be in form and substance acceptable to the Lender.
     “Tandem” has the meaning set forth in the Recitals hereto.
     “Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.
     “Term Loan” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “Term Loan Commitment” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “Term Loan Note” shall have the meaning ascribed to such term in Section 2.2 hereof.
     “TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.
     “Warranty of Validity of Accounts” has the meaning contained in Section 5.2(b)(5) hereof.
     “Working Capital” means with respect to the Borrower, for any period of determination, Accounts minus accounts payable.
     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by the Borrower’s certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 9.12 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenants.

     1.3 Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.
     2. COMMITMENTS; INTEREST; FEES.
     2.1 Revolving Loans. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the Lender agrees to make revolving loans (such loans collectively called “Revolving Loans” and individually called a “Revolving Loan”) to the Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of such advances outstanding at any time to the Borrower do not exceed the lesser of: (i) the Maximum Revolving Facility at such time minus any reserves established by the Lender pursuant to Section 2.1(c) hereof; and (ii) the Borrowing Base at such time minus any reserves established by the Lender pursuant to Section 2.1(c) hereof. The Borrower shall have the right to repay and reborrow any of the Revolving Loans without premium or penalty (subject to Section 3.4 hereof); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Section 5.1 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects as of such Reborrowing Date. The Lender’s commitment hereunder to make Revolving Loans is hereinafter called the “Revolving Loan Commitment”. The payment obligations of the Borrower to the Lender hereunder are and shall be joint and several as provided in Section 11.21 hereof.
          (b) Each advance to the Borrower under this Section 2.1 shall be in integral multiples of Ten Thousand Dollars ($10,000) and shall, on the day of such advance, be deposited, in immediately available funds, in the Borrower’s demand deposit account with the Lender, or in such other account as the Borrower may, from time to time, designate in writing with the Lender’s approval.
          (c) The Borrower acknowledges and agrees that the Lender may from time to time (i) upon five (5) calendar days notice, increase or decrease the advance rates with respect to Eligible Accounts in the Lender’s reasonable discretion (provided, prior to a Default, the Lender will not reduce any such advance rate by more than ten percent (10%), but after the occurrence of any Default, the Lender may reduce any such advance rate in any amount in its reasonable discretion), and/or (ii) establish reserves against the Borrowing Base, the Eligible Accounts in the Lender’s reasonable discretion.
          (d) The Revolving Loans shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Note”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit A attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of Five Million and No/100 Dollars ($5,000,000.00). THE PROVISIONS OF THE REVOLVING CREDIT NOTE NOTWITHSTANDING, THE REVOLVING LOANS THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF

(X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
          (e) Accrued interest on the Revolving Loans shall be due and payable and shall be made by the Borrower to the Lender in accordance with Section 2.7 hereof. Monthly interest payments on the Revolving Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.
     2.2 Term Loan. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the Lender shall, immediately following the execution of this Agreement by the Borrower and the Lender, extend in one (1) advance a term loan (the “Term Loan”) to the Borrower in an aggregate principal amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00). The principal balance of the Term Loan shall be amortized over five (5) years and shall be repaid in consecutive equal monthly installments as set forth below:
Term Loan Amortization

Term Loan Facility	Annual Amortization	Principal Remaining
Months 1-6	$0	$25,000,000
Months 7-24	$3,000,000	$20,500,000
Months 25-36	$4,200,000	$16,300,000
Months 37-48	$5,400,000	$10,900,000
Months 49-60	$6,600,000	$4,300,000
, together with interest accrued thereon, each payable on the first day of each calendar month, commencing on the first day of the first month immediately following the Closing Date, and otherwise in accordance with Section 2.7 hereof, with a final installment of the aggregate unpaid principal balance of the Term Loan, together with interest accrued thereon, payable on the Credit Termination Date. Monthly interest payments on the Term Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loan. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Lender’s commitment hereunder to make the Term Loan is hereinafter called the “Term Loan Commitment”. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to Lender by Borrower. The payment obligations of the Borrower to the Lender hereunder are and shall be joint and several as provided in Section 11.21 hereof.
          (b) The Term Loan shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Term Loan

Note”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit B attached hereto, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00). THE PROVISIONS OF THE TERM LOAN NOTE NOTWITHSTANDING, THE TERM LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
     B. Assumed Debt Loan. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, the Lender shall, immediately following the execution of this Agreement by the Borrower and the Lender, extend in one (1) advance a term loan (the “Assumed Debt Loan”) to the Borrower in an aggregate principal amount equal to One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00). The principal balance of the Term Loan shall be amortized over three (3) years and shall be repaid in consecutive equal monthly installments of Thirty Thousand Five Hundred Fifty Five and 55/100 Dollars ($30,555.55), together with interest accrued thereon, each payable on the first day of each calendar month, commencing on February 1, 2005, and otherwise in accordance with Section 2.7 hereof, with a final installment of the aggregate unpaid principal balance of the Assumed Debt Loan, together with interest accrued thereon, payable on the Credit Termination Date. Monthly interest payments on the Assumed Debt Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Assumed Debt Loan. Any amounts paid or applied to the principal balance of the Assumed Debt Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Lender’s commitment hereunder to make the Assumed Debt Loan is hereinafter called the “Assumed Debt Loan Commitment”. Upon maturity, the outstanding principal balance of the Assumed Debt Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to Lender by Borrower. The payment obligations of the Borrower to the Lender hereunder are and shall be joint and several as provided in Section 11.21 hereof. The Assumed Debt Loan shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Assumed Debt Note”), duly executed and delivered by the Borrower, in form and substance satisfactory to the Lender, dated the Closing Date, payable to the order of the Lender in the principal amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00). THE PROVISIONS OF THE ASSUMED DEBT NOTE NOTWITHSTANDING, THE ASSUMED DEBT LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
     2.3 Reduction of Revolving Loan Commitment by the Borrower. The Borrower may from time to time on at least five (5) Business Days’ prior written notice received by the Lender permanently reduce the amount of the Revolving Loan Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount of the Revolving Credit Note exceeds the then reduced amount of the Revolving Loan Commitment.
     2.4 Principal Balance of Liabilities Not to Exceed the Maximum Facility. The sum of the aggregate outstanding principal balance of the Loans to the Borrower made under this Agreement shall not, at any time, exceed the Maximum Facility. The Borrower agrees that if at any time any such excess shall arise, the Borrower shall immediately pay to the Lender such amount as may be necessary to eliminate such excess.
     2.5 The Borrower’s Loan Account. The Lender shall maintain a loan account (the “Loan Account”) on its books for the Borrower in which shall be recorded (a) all Loans made by the Lender to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on all such Loans, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under any of the Notes to repay the outstanding principal amount of any of the Loans together with all interest accruing thereon.
     2.6 Statements. All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Lender shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on the Lender’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lender by the Borrower. From time to time the Lender shall render to the Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.
     2.7 Interest. (a) The Borrower agrees to pay to the Lender interest on the daily outstanding principal balance of (i) the Base Rate Loans at the Base Rate from time to time in effect, plus the Applicable Base Rate Margin, and (ii) the Libor Loans at the Libor Rate; provided, however, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, the Borrower agrees to pay to the Lender interest on the outstanding principal balance of the Loans at the per annum rate of three percent (3%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”).
; provided, further, on and as of the Closing, the Applicable Base Rate Margin and the Applicable Libor Margin shall be as identified in Level II of the schedule immediately below, and commencing with the Lender’s receipt of the December 31, 2005 audited financial statements of the Borrower prepared in accordance with Section 8.1(a) hereof, and continuing thereafter, the Applicable Base Rate Margin and Applicable Libor Margin shall be set then and on each Fiscal Quarter of the Borrower according to the following schedule based on the Borrower’s “Senior Term Loan Debt to EBITDA” ratio as set forth in Section 9.12(ii):

Level	STL/EBITDA	LIBOR Margin	Base Rate Margin
I	2.50≥ X < 3.00	+375 bps	+75 bps
II	2.00≥ X < 2.50	+350 bps	+50 bps
III	1.50≥ X < 2.00	+325 bps	+25 bps
IV	< 1.50	+275 bps	-25 bps
     The Applicable Base Rate Margin and Applicable Libor Margin shall be adjusted from time to time upon delivery to the Lender of the Compliance Certificate of the Borrower required to be delivered on a quarterly basis pursuant to Section 8.1(c) hereof accompanied by a written calculation of the “Senior Term Loan Debt to EBITDA” ratio as set forth in Section 9.12(ii) certified by a Duly Authorized Officer. If such calculation (as verified and approved by the Lender) indicates that the Applicable Base Rate Margin and/or Applicable Libor Margin shall increase or decrease, then three (3) Business Days after the date of delivery of such written documents, the Applicable Base Rate Margin and/or Applicable Libor Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such Compliance Certificate for any required period by the date required in Section 8.1(a) hereof, then, effective as of the first Business Day following the date such Compliance Certificate was to have been delivered, and continuing through the date which is one (1) Business Day after the date when such Compliance Certificate and such written calculation are finally delivered to Lender, the Applicable Base Rate Margin and Applicable Libor Margin shall be conclusively presumed to equal the highest “Applicable Margin” specified in the pricing table set forth above.
          (b) Accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity, commencing with the first day of the calendar month after the initial disbursement of such loan; provided, however, accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Monthly interest payments on the Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loans. Upon maturity, the outstanding principal balance of all Loans shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. If any payment of principal of, or interest on, any of the Notes falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.
     2.8 Method for Making Payments. All payments that the Borrower is required to make to the Lender under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 1:00 p.m. (Chicago time) on the date of payment at the Lender’s office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Lender directs in writing from time to time, or, in the Lender’s sole and absolute discretion after the occurrence and during the continuance of any Default, by appropriate debits to the Loan Account. Borrower hereby irrevocably authorizes and instructs Lender after the occurrence and during the continuance of any Default to direct debit any of Borrower’s operating accounts with Lender for all principal, interest, fees and expenses due hereunder with respect to the Loans and the Liabilities. Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day.
     2.9 Term of this Agreement. The Borrower shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.10 hereof; provided, however, that (a) all of the Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities under this Agreement and the other Financing Agreements have been indefeasibly paid in full. In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities hereunder shall have been indefeasibly paid and satisfied, the Lender shall be entitled to retain its Liens in and to all existing and future Collateral and the Borrower shall continue to remit collections of Accounts of the Borrower and proceeds as provided herein.
     2.10 Optional Prepayment of Loans. Borrower may, at its option, permanently prepay, without penalty or premium (other than as specified in Section 3.4 hereof), at any time during the term of this Agreement all or any portion of any of the Loans. Prepayments of the Term Loan shall be applied against installments payable under the Term Loan Note in the inverse order of maturity.
     2.11 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Lender either be refunded to the Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.
     2.12 Method of Selecting Rate Options; Additional Provisions Regarding Libor Loans. The Borrower may select a Libor Rate with respect to a Loan as provided in this Section 2.12; provided, however, that with respect to each and all Libor Loans made hereunder (i) the initial advance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) thereafter; and (ii) there shall not exist at any one time outstanding more than three (3) separate tranches of Libor Loans. Loans shall bear interest at the Base Rate plus the Applicable Base Rate Margin unless the Borrower provides a Borrowing Notice to the Lender in the form of Exhibit C, signed by a Duly

Authorized Officer of the Borrower, irrevocably electing that all or a portion of the Loans are to bear interest at a Libor Rate (the “Borrowing Notice”). The Borrowing Notice shall be delivered to the Lender not later than two (2) Business Days before the Borrowing Date for each Libor Loan, specifying:
          (a) The Borrowing Date, which shall be a Business Day, of such Loan;
          (b) The type and aggregate amount of such Loan;
          (c) The Rate Option selected for such Loan; and
          (d) The Libor Interest Period applicable thereto.
     Each Libor Loan shall bear interest from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan. If at the end of an Libor Interest Period for an outstanding Libor Loan, the Borrower has failed to select a new Rate Option or to pay such Libor Loan, then such Loan shall be automatically converted to a Base Rate Loan on and after the last day of such Libor Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by the Borrower. An outstanding Base Rate Loan may be converted to a Libor Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Borrower may not select a Libor Rate for a Loan if there exists a Default or Event of Default. The Borrower shall select Libor Interest Periods with respect to Libor Loans so that such Libor Interest Period does not expire after the end of the Credit Termination Date.
     2.13 Setoff. (a) Borrower agrees that Lender has all rights of setoff and banker’s liens provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Lender, or (ii) a Default or an Event of Default shall have occurred and be continuing, then the Lender or the holder of any promissory note issued hereunder, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender or such holder.
          (b) Without limitation of Section 2.13(a) hereof, the Borrower agrees that, upon and after the occurrence of any Event of Default or Default, the Lender is hereby authorized, at any time and from time to time, without prior notice to the Borrower (provided, however, prior to a Default the Lender shall use reasonable efforts to provide notice of any such action within a reasonable time thereafter but the Lender shall not be liable for any failure to provide such notice), (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Lender is obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Lender as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect.
          (c) The rights of the Lender under this Section 2.13 are in addition to all other rights and remedies which the Lender may otherwise have in equity or at law.

     2.14 Termination of Commitments by the Lender. On the date on which the Commitments terminate pursuant to Section 10.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.
     2.15 Mandatory Prepayments. (a) Within thirty (30) calendar days of the end of each Fiscal Year of Borrower, the Borrower shall make an annual prepayment of principal of the Term Loan in an amount equal to fifty percent (50%) of the Borrower’s Excess Cash Flow for the immediately preceding Fiscal Year. (b) Upon receipt by Borrower of the proceeds of any asset disposition, the Borrower shall make a prepayment of principal of the Term Loan in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such asset disposition. (c) At Lender’s sole option, two (2) days after the occurrence of a scheduled initial public offering by Borrower or Tandem pursuant to an effective registration statement under the Securities Act of 1933, as amended, the Borrower shall make a prepayment of the entire outstanding amount of the Liabilities. Such mandatory prepayments shall be applied to outstanding installments of the Term Loan in the inverse order of maturity. Such mandatory prepayments shall not be subject to any prepayment penalty or charge. Nothing contained in this Section 2.15 shall be construed to permit the Borrower to consummate any transaction in violation of any other provision contained in this Agreement.
     2.16 Closing Fee. On the Closing Date, the Borrower shall pay to the Lender a one-time closing fee in the amount of Four Hundred Seventy-Five Thousand and No/100 Dollars ($475,000.00) in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”).
     2.17 Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrower shall pay to the Lender on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.
     3. CHANGE IN CIRCUMSTANCES.
     3.1 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of the Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,
          (a) subjects the Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Lender), or changes the basis of taxation of payments to the Lender in respect of its Loans or other amounts due it hereunder, or
          (b) imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or

          (c) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining advances or reduces any amount receivable by the Lender in connection with advances, or requires the Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Lender, or
          (d) affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Loans hereunder or of commitments of this type, then, within three (3) Business Days of demand by the Lender, the Borrower agrees to pay the Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Loans.
     3.2 Availability of Rate Options. If the Lender determines that maintenance of any of its Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, the Lender shall suspend the availability of the Libor Rate option and require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to the Borrower’s compliance with Section 3.4 hereof; or if the Lender determines that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, the Lender shall suspend the availability of the Libor Rate after the date of any such determination, or (ii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1 hereof are inapplicable, the Lender shall, at its option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) the Borrower to pay the Lender for any increased cost it may incur.
     3.3 Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:
          (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;
          (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

          (c) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
     Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.
     3.4 Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment or otherwise, or a Libor Loan is not made on the date specified by the Borrower, the Borrower shall indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
     3.5 Lender Statements. The Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.
     3.6 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Lender reasonably determines (which determination shall be binding and conclusive on the Borrower) that by reason of circumstances affecting the interlender Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Lender determines that the Libor Base Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the Term Loan or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender adversely affects such Loans, then, in either case, so long as such circumstances shall continue: (i) Lender shall not be under any obligation to make, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Lender shall promptly give the Borrower written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.
     3.7 Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.
     4. ELIGIBILITY REQUIREMENTS; CASH COLLATERAL ACCOUNT; ATTORNEY-IN-FACT.
     4.1 (a) Account Warranties; Schedule of Accounts. The amounts shown on the Schedule of Accounts and all invoices and statements delivered to the Lender with respect to any Account, are and will be actually and absolutely owing to the Borrower and are and will not be contingent for any reason. There are no set-offs, counterclaims or disputes existing or asserted with respect to any Accounts included on any Schedule of Accounts and the Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by the Borrower in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the invoice related to such Account. There are no reserves against the collection of Accounts not set forth in the applicable Schedule of Accounts or the financial statements delivered pursuant to Section 8.1 hereof and there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Schedule of Accounts, and on all contracts, invoices and statements delivered to the Lender with respect thereto.
          (b) Verification of Accounts. The Lender shall have the right, at any time or times hereafter, in the name of the Lender or a nominee of the Lender, to verify the validity, amount or any other matter relating to any Accounts of the Borrower, by mail, telephone, facsimile or otherwise.
     4.2 Account Covenants. The Borrower shall promptly upon its learning thereof: (a) inform the Lender in writing of any material delay in the Borrower’s performance of any of its obligations to any Account Debtor or of any assertion of any claims, offsets or counterclaims by any Account Debtor of the Borrower other than made in the ordinary course of business; (b) furnish to and inform the Lender of all material adverse information relating to the financial condition of any Account Debtor of the Borrower; and (c) notify the Lender in writing if any of its then existing Accounts scheduled to the Lender with respect to which the Lender has made an advance are no longer Eligible Accounts.
     4.3 Collection of Accounts and Payments. On or prior to the Closing Date, a lock box account (the “Commercial Lock Box Account”) shall have been established in the Borrower’s name with Lender, pursuant to which Lender shall have control over the Commercial Lock Box Account in accordance with the Commercial Lock Box Agreement, pursuant to which the Borrower shall direct (within fifteen (15) calendar days of the Closing Date) all Account Debtors (other than Account Debtors obligated on Government Accounts) to directly remit and to which the Borrower shall remit all payments on Accounts of the Borrower (other than Government Accounts) and in which the Borrower will immediately deposit all payments made for Inventory of the Borrower, if any, or services provided by the Borrower and all other proceeds of the Collateral in the identical form in which such payment was made, whether in cash or by check. In addition, on or prior to the Closing Date, a lock box account (the

“Government Lock Box Account”) shall have been established in the Borrower’s name with Lender, pursuant to which the Borrower shall have control over the Government Lock Box Account in accordance with the Government Lock Box Agreement, pursuant to which the Borrower shall direct (within fifteen (15) calendar days of the Closing Date) all Account Debtors obligated on Government Accounts to directly remit and to which the Borrower shall remit all payments on Government Accounts of the Borrower and all other proceeds of the foregoing Collateral in the identical form in which such payment was made, whether in cash or by check. All amounts deposited in the Commercial Lock Box Account and the Government Lock Box Account will be automatically transferred, on a daily basis, to a demand deposit account (the “Demand Deposit Account”). The Demand Deposit Account will be established in the Borrower’s name with the Lender. Notwithstanding the foregoing, the Borrower hereby irrevocably authorizes the Lender upon the occurrence of a Default or an Event of Default to cause all amounts deposited in the Commercial Lock Box Account to be automatically transferred , on a daily basis, to a concentration account at the Lender’s offices in Chicago, Illinois (the “Cash Collateral Account”) during the period of such Default or Event of Default. In addition, upon the occurrence of a Default or an Event of Default the Borrower shall transfer, on a daily basis, all amounts in the Government Lock Box Account to the Cash Collateral Account during the period of such Default or Event of Default. The Borrower hereby agrees that all payments made to the Commercial Lock Box Account, received in the Cash Collateral Account, or otherwise received by the Lender, whether in respect of the Accounts of the Borrower or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of the Lender (to the extent of the Liabilities). The Borrower further agrees that all payments made to the Commercial Lock Box Account and the Government Lock Box Account and transferred to the Cash Collateral Account will be applied on account of the Liabilities of the Borrower as follows: (a) each day’s available balance in respect of checks and other instruments received by the Lender in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois will be credited by the Lender (conditional upon final collection) to the Borrower’s Loan Account and shall reduce outstandings on the Revolving Loans two (2) Business Days’ after receipt by the Lender, and (b) all cash payments received by the Lender in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by the Lender, will be credited by the Lender to the Borrower’s Loan Account on the receipt of immediately available funds by the Lender. If the Borrower (or any director, officer, employee, affiliate, or agent thereof) shall receive any payment from any Account Debtor (other than an Account Debtor obligated on a Government Account), the Borrower hereby agrees that all such payments shall be the sole and exclusive property of the Lender (to the extent of the Liabilities), and the Borrower shall hold such payments in trust as the Lender’s trustee and immediately deliver said payments to the Cash Collateral Account established pursuant to this Section and shall be applied in accordance with this Section. The Borrower agrees to pay to the Lender any and all reasonable fees, costs and expenses which the Lender incurs in connection with opening and maintaining the Commercial Lock Box Account, the Government Lock Box Account and the Cash Collateral Account for the Borrower and depositing for collection by the Lender any check or item of payment received and/or delivered to the Lender on account of the Borrower’s Liabilities. The Borrower shall cooperate with the Lender in the identification and reconciliation on a daily basis of all amounts received in the Commercial Lock Box Account and the Government Lock Box Account. If more than five percent (5%) of the amount of payments on the Accounts since the date of the most recent Revolving Loan is not identified or reconciled to the satisfaction of the Lender within five (5) Business Days of receipt, the Lender shall not be obligated to make further Revolving Loans until such amount is identified or is reconciled to the sole and absolute satisfaction of the Lender. The Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at the Borrower’s expense, to make such examination and report as may be necessary to identify and reconcile such amount.
     4.4 Appointment of the Lender as the Borrower’s Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Lender, in the Borrower’s or the Lender’s name, to do the following: (a) at any time, (i) endorse the Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Lender’s account on account of the Borrower’s Liabilities, (ii) endorse the Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account of the Borrower or any goods pertaining thereto to collect the proceeds thereof; (iii) sign the Borrower’s name on any verification of Accounts of the Borrower and notices thereof to Account Debtors (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable law to do so); (iv) take control in any manner of any item of payment on or proceeds of any Account of the Borrower and apply such item of payment or proceeds to the Liabilities, and (b) at any time after the occurrence of an Event of Default; (i) demand payment of any Accounts of the Borrower; (ii) enforce payment of Accounts of the Borrower by legal proceedings or otherwise; (iii) exercise all of the Borrower’s rights and remedies with respect to proceedings brought to collect any Account; (iv) sell or assign any Account of the Borrower upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew any Account of the Borrower; (vi) discharge and release any Account of the Borrower; (vii) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable law to do so); (viii) notify the post office authorities to change the address for delivery of the Borrower’s mail to an address designated by the Lender; (ix) have access to any lock box or postal box into which the Borrower’s mail is deposited, and open and process all mail addressed to the Borrower and deposited therein, and (x) do all other acts and things which are necessary, in the Lender’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Lender nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of gross negligence or willful misconduct. The appointment of Lender (and any of the Lender’s officers, employees or agents designated by the Lender) as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder. Notwithstanding anything to the contrary contained in this Section 4.4, any reference to “any Account of the Borrower” contained in this Section shall be deemed to exclude any Government Accounts to the extent that the failure to do so would violate applicable law.

     4.5 Notice to Account Debtors. Following the occurrence of a Default or Event of Default, the Lender may, in its sole discretion, at any time or times, without prior notice to the Borrower, notify any or all Account Debtors of the Borrower (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable law to do so) that the Accounts of the Borrower have been assigned to the Lender, that the Lender has a Lien therein, and that all payments upon such Accounts be made directly to the Cash Collateral Account or otherwise directly to the Lender. Notwithstanding anything to the contrary contained in this Section 4.5, any reference to “Accounts of the Borrower” contained in this Section shall be deemed to exclude any Government Accounts to the extent that the failure to do so would violate applicable law.
     4.6 Equipment Warranties. The Borrower represents and warrants that, (a) all of the Equipment is owned by the Borrower and is located on one of the premises listed on Schedule 4.6 attached hereto, and such Equipment (other than Motor Vehicles) does not have a fair market value in the aggregate of more than Ten Thousand Dollars ($10,000) on the date hereof; (b) the Borrower’s Equipment is not subject to any Lien whatsoever except for the Permitted Liens; and (c) each item of Equipment that is material to the operations of Borrower is in working condition and repair, ordinary wear and tear excepted, and is currently used or usable in Borrower’s business.
     4.7 Equipment Records. The Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the kind, type, age and condition of its Equipment, the Borrower’s cost therefor and accumulated depreciation thereon, and retirements, sales, or other dispositions thereof, all of which records shall be available during Borrower’s usual business hours at the request of the Lender.
     5. CONDITIONS OF LOANS.
     5.1 Conditions to all Loans. Notwithstanding any other term or provision contained in this Agreement, the making of any Loan provided for in this Agreement shall be conditioned upon the following:
          (a) The Borrower’s Request. The Lender shall have received, (i) with respect to a request by Borrower for a Base Rate Loan, by no later than 11:00 a.m. (Chicago time) on the day on which such Loan is requested to be made hereunder, a telephonic request from any Person who the Lender reasonably believes is authorized by Borrower to make a borrowing request on behalf of Borrower, for a Loan in a specific amount, and (ii) with respect to a request by Borrower for a Libor Loan, by no later than 1:00 p.m. (Chicago time) two (2) Business Days prior to the day on which a Libor Loan is requested, the Borrowing Notice required under Section 2.12 hereof. In addition, each request for a Loan shall be accompanied or preceded by all other documents not previously delivered as required to be delivered to the Lender under Section 5.2 hereof, and a request for any Revolving Loan shall be accompanied or preceded by a borrowing base certificate from the Borrower, signed by a Duly Authorized Officer, in form and substance satisfactory to the Lender. The Lender shall have no liability to the Borrower or any other Person as a result of acting on any telephonic request that the Lender believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request on behalf of Borrower.

          (b) Financial Condition. No Material Adverse Change or material adverse change, as determined by the Lender in its sole discretion, in the prospects of Borrower shall have occurred at any time or times subsequent to the most recent request for any Loan under this Agreement.
          (c) No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.
          (d) Other Requirements. The Lender shall have received, in form and substance satisfactory to the Lender, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder, or which the Lender may at any time reasonably request.
          (e) Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement (including, without limitation, those set forth in Section 7 hereof), shall be true and correct as of the date the request for the Loan is made, as though made on and as of such date.
     5.2 Initial Loans. The Lender’s obligation to make the initial Revolving Loans and the Term Loan and the Assumed Debt Loan hereunder is, in addition to the conditions precedent specified in Section 5.1 hereof, subject to the satisfaction of each of the following conditions precedent:
          (a) Fees and Expenses. The Borrower shall have paid all fees owed to the Lender and reimbursed the Lender for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Lender’s counsel fees provided for in Section 11.2(a) hereof.
          (b) Documents. The Lender shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Lender, each in form and substance reasonably satisfactory to the Lender in its sole determination:
          (1) Financing Agreements. This Agreement, the Revolving Credit Note, the Term Loan Note, the Assumed Debt Note, the Limited Guaranty, each of the Subordination Agreements, and such other Financing Agreements as the Lender may require.
          (2) Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the Borrower, and, if required, the shareholder of the Borrower, authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein. A copy of resolutions of the Board of

Directors of Tandem authorizing or ratifying the execution, delivery and performance by Tandem of the Limited Guaranty.
          (3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.
          (4) Opinions of Counsel. An opinion of Buchanan Ingersoll Professional Corporation, the legal counsel to the Borrower and Tandem, in form and substance reasonably satisfactory to Lender, and an opinion of legal counsel to Mobile Medical and Lighthouse delivered in connection with the Acquisitions that specifically provides that the Lender may rely on such opinion.
          (5) Validity of Accounts. A Warranty of Validity of Accounts, in form and substance satisfactory to the Lender (the “Warranty of Validity of Accounts”), executed by a Duly Authorized Officer.
          (6) Financial Condition Certificate. A Financial Condition Certificate, in form and substance reasonably satisfactory to the Lender, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower.
          (7) Constitutive Documents. Certified copies of the Borrower’s Articles of Incorporation, certified by the Michigan Secretary of State (or Michigan Department of Labor and Economic Growth, Bureau of Commercial Services) as of a recent date, together with a good standing certificate from such Secretary of State and, if and to the extent applicable, a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business. A true, correct and complete copy of the Bylaws of Borrower, certified by a Duly Authorized Officer of such entity, shall also be delivered to the Lender on the Closing Date. Certified copies of Tandem’s Articles of Incorporation certified by the Secretary of State of its state of incorporation as of a recent date, together with a good standing certificate from such Secretary of State.
          (8) Commercial Lock Box Agreement and Government Lock Box Agreement. The duly signed Commercial Lock Box Agreement and the duly signed Government Lock Box Agreement.
          (9) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Lender, naming the Borrower as debtor and the Lender as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person (including Standard Federal) in any of the Collateral except the Lender, and other documents as the Lender deems necessary or appropriate, shall have been filed in all jurisdictions that the Lender deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for (i) the Borrower, (ii) Mobile Medical, and (iii) Lighthouse (and, if and to the extent applicable, under any of their respective trade or assumed names, if any), each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Lender, the results of which shall be satisfactory to the Lender in its sole and absolute determination.
          (10) Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating the Lender as “Lender’s Loss Payee” and additional insured thereunder.
          (11) Collateral Report. A Collateral Report, signed on behalf of the Borrower by a Duly Authorized Officer.
          (12) Pay Off Letters. Pay Off Letter from Standard Federal and any other lienholder of Mobile Medical and/or Lighthouse, if any, each in form and substance satisfactory to Lender.
          (13) Collateral Assignment of Acquisition Agreements. Fully-executed copies of each of the Collateral Assignment of Acquisition Agreements.
          (14) Acquisition Documents. True, correct and complete copies of the fully-executed Acquisition Documents (including all Exhibits and Schedules thereto).
          (15) Mezzanine Debt Documents. True, correct and complete copies of the fully-executed Mezzanine Debt Documents (including all Exhibits and Schedules thereto).
          (18) Seller Notes. A true, correct and complete copy of each of the fully-executed Seller Notes.
          (19) Amendments to Affiliate Loan Documents. Fully executed copies of (a) that certain Second Amendment to Term Loan and Security Agreement dated as of the date hereof by and among RE Bayonet Point, Inc., RE Jacksonville, Inc., RE Port Charlotte, Inc., RE Sarasota, Inc., RE Orange Park, Inc., RE St. Petersburg, Inc., and RE Safety Harbor, Inc., and the Lender, (b) that certain Fourth Amendment to Revolving Loan and Security Agreement dated as of the date hereof by and among Tandem Health Care of Bayonet Point, Inc., Tandem Health Care of Jacksonville, Inc., Tandem Health Care of Port Charlotte, Inc., Tandem Health Care of Sarasota, Inc., Tandem Health Care of Orange Park, Inc., Tandem Health Care of St. Petersburg, Inc., and Tandem Health Care of Safety Harbor, Inc., and the Lender, (c) that certain Second Amendment to Amended and Restated Term Loan and Security Agreement dated as of the date hereof by and between Tandem Health Care of Florida, Inc., and the Lender, (d) that certain Second Amendment to Revolving Loan and Security Agreement dated as of the date hereof by and among OP Brandon, Inc., OP Lake Parker, Inc., OP Melbourne, Inc., OP West Altamonte, Inc., OP Pensacola, Inc., OP Tallahassee, Inc., and the Lender and (e) that certain Second Amendment to Loan and Security Agreement dated as of the date hereof by and between LaurelPharm, LLC, and the Lender.
          (20) Other. Such other documents, certificates and instruments as the Lender may reasonably request.

          (c) Field Examinations. At the Lender’s sole option., the Lender shall have completed its field examinations of the Borrower’s books and records, assets, and operations which examinations will be satisfactory to the Lender in its sole and absolute discretion.
          (d) Certificate. The Lender shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.
          (e) Closing Fee. The Borrower shall have paid the Lender the Closing Fee.
          (f) Miscellaneous. The capitalization of the Borrower shall be satisfactory to the Lender after consummation of the Acquisitions, and the closing of the Mezzanine Debt Documents and the transactions contemplated thereby shall have closed and funded concurrently with the transactions contemplated by this Agreement.
     6. COLLATERAL.
     6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, the Borrower hereby grants, pledges, conveys and transfers to the Lender a continuing security interest in and to all of the Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of the assets and personal property of the Borrower, and all of Borrower’s Accounts, including, without limitation, Health-Care-Insurance Receivables (as defined in the Code), but excluding Government Accounts solely to the extent Borrower is restricted from granting a security interest in such Government Accounts pursuant to applicable Federal and Michigan state law, contract rights, General Intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code), and all of the “Purchased Assets” (as defined in each of the Acquisition Agreements) acquired by the Borrower; (b) all of the Borrower’s Inventory, motor vehicles, and Equipment; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Lender, or any other financial institution with which the Borrower maintains deposits; (d) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Financial Assets, Chattel Paper and Documents (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Lender or any agent or affiliate of the Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Lender’s rights of setoff (which the Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by the Lender to the Borrower; (e) all insurance proceeds of or relating to any of the foregoing property and interests in property, and all insurance proceeds relating to any key man life insurance policy covering the life of any officer or employee of Borrower; (f) all proceeds and profits derived from the operation of the Borrower’s business (including, without limitation, the proceeds of Government Accounts); (g) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; and (h) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.
     6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to the Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Lender, all financing statements (and the Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by the Lender) or other instruments and documents as the Lender may request, in a form satisfactory to the Lender, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and the Lender’s Liens therein. If the Borrower fails to do so, the Lender is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without the Borrower’s signature) as the Borrower’s agent. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
     6.3 Loss of Value of Collateral. The Borrower agrees to immediately notify the Lender of any material loss or depreciation in the value of the Collateral or any portion thereof.
     6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Lender may at any time and from time to time file financing statements, “in-lieu” initial financing statements, continuation statements and amendments thereto that describe the Collateral in particular or as “all assets” of the Borrower or words of similar effect, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Lender on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Lender. The Lender agrees to use its reasonable efforts to notify the Borrower of the Lender taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Lender to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Lender pursuant to this Section.
     6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Lender may reasonably require for the Lender: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Lender, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Lender, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any agreements establishing control to be in form and substance reasonably satisfactory to the Lender, and (iii) otherwise to ensure the continued perfection and priority of the Lender’s security interest in any of the Collateral and of the preservation of its rights therein.

     6.6 All Loans One Obligation. Payment of all sums and indebtedness to be paid by Borrower to Lender under this Agreement shall be secured by, among other things, the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lender shall constitute one general obligation secured by Lender’s Lien on all of the Collateral of Borrower and by all other liens heretofore, now, or at any time or times granted to Lender to secure the Loans. Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Lender.
     6.7 Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), the Borrower shall promptly notify the Lender of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Lender in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Lender in its sole and absolute determination.
     7. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
     7.1 Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. The Borrower has all requisite corporate power to carry on its business as now being conducted and as proposed to be conducted. Tandem legally and beneficially owns all of the issued and outstanding capital stock of each Borrower.
     7.2 Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its corporate powers; (ii) are duly authorized by the board of directors of the Borrower and, if applicable, Tandem; and (iii) are not in contravention of the terms of its By-laws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

     7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.
     7.4 Financial Data.
          (a) All income statements, balance sheets, cash flow statements, statements of operations, and other financial data which have been or shall hereafter be furnished to the Lender for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to the Lender by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees (collectively, the “GAAP Exceptions”).
          (b) The Seller’s balance sheets as of June 30, 2004, and the related statements of the Seller’s income and retained earnings for the fiscal periods then ended, respectively, copies of which have been furnished to the Lender, fairly present in all material respects the Seller’s financial condition at such date and the results of the Seller’s operations for the periods ended on such dates, all in accordance with GAAP, consistently applied, except (i) the absence of footnotes, and (ii) subject to customary year-end adjustments.
          (c) Since its date of incorporation, there has been no Material Adverse Change with respect to Borrower. Since June 30, 2004, to the best knowledge of Borrower, there has been no material adverse change in the financial condition, operations, assets, business, or properties of Mobile Medical or Lighthouse.
     7.5 Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business and sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value equal to or greater than the Equipment being sold), has been fully paid for and is free and clear of all Liens. All tangible Collateral is kept only at the location of the Borrower set forth in Schedule 4.6 attached hereto. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Lender as the secured creditor or except for Permitted Liens. The organizational number assigned by the Michigan Secretary of State upon such Borrower’s incorporation is 40118C for Therapy and 40119C for Hospice.
     7.6 Solvency. The Borrower is solvent, is able to pay its debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Lender in its reasonable determination) greater than the amount required to pay all of its debts and liabilities, including, without limitation, all of the Liabilities. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.
     7.7 Principal Place of Business; State of Organization. The principal place of business and chief executive office of Borrower is 800 Concourse Parkway South, Suite 200, Maitland, Florida 32751. The books and records of the Borrower and all records of account are located at the principal place of business and chief executive office of the Borrower. Each Borrower’s state of incorporation is the State of Michigan.
     7.8 Other Names. The Borrower has not used, and shall not hereafter use, any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name), other than the following names: The Mobile Medical Group and Lighthouse Hospice. To the best knowledge of the Borrower after diligent inquiry, Mobile Medical has not used any name (including, without limitation, any tradename, assumed name, division name or any similar name), other than the names set forth on Schedule 7.8 attached hereto; and Lighthouse has not used any name (including, without limitation, any tradename, assumed name, division name or any similar name), other than the names set forth on Schedule 7.8 attached hereto.
     7.9 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.
     7.10 Loans. Except as otherwise permitted by Section 9.2 hereof, the Borrower is not obligated on any loans or other Indebtedness.
     7.11 Margin Securities. The Borrower does not own any margin securities and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.
     7.12 Subsidiaries. The Borrower has no Subsidiaries.

     7.13 Litigation and Proceedings. As of the Closing Date (and on any date that a request for a Revolving Loan is made), no judgments are outstanding against the Borrower, nor is there as of any such date pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against the Borrower or any of its property, in each case involving an aggregate amount of One Hundred Thousand Dollars ($100,000) or more.
     7.14 Other Agreements. The Borrower is not in default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect.
     7.15 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business (including, without limitation portable x-ray certifications), except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect.
     7.16 Intellectual Property. As of the Closing Date and after giving effect to the Acquisitions, the Borrower does not own or otherwise possess any patents, patent applications, copyrights, trademarks, trademark applications, trade names, or service marks. To the Borrower’s best knowledge, none of its intellectual property infringes on the rights of any other Person.
     7.17 Environmental Matters. (a) The Borrower has not Managed Hazardous Substances on or off its property other than in compliance with Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect; (b) The Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property; (c) The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect; (d) During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect; (e) The Borrower shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property; and (f) As of the Closing Date (and on any

date that a request for a Revolving Loan is made), the Borrower has not received any Environmental Notice. To the best knowledge of the Borrower after diligent inquiry, except as disclosed in reasonable detail in either Disclosure Schedule to the Acquisition Agreements, the Mobile Medical and Lighthouse has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or property.
     7.18 Disclosure. None of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Lender all facts of which the Borrower has knowledge which might result in a Material Adverse Effect either prior or subsequent to the consummation of the Acquisitions or which at any time hereafter might result in a Material Adverse Effect.
     7.19 Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by the Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by the Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. The Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by the Borrower which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.
     7.20 Perfected Security Interests. The Lien in favor of the Lender provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings and other actions necessary to perfect such Lien have been duly taken.
     7.21 Acquisition Documents. The Borrower has delivered true, correct and complete copies of the fully-signed Acquisition Documents to the Lender on or prior to the Closing Date. To the best of Borrower’s knowledge, no party to the Acquisition Agreements is in default or breach thereunder.
     7.22 Mezzanine Debt Documents. The Borrower has delivered true, correct and complete copies of the fully-signed Mezzanine Debt Documents and all instruments, agreements and documents entered into in connection therewith (including all Exhibits and Schedules thereto) to the Lender on the Closing Date.
     7.23 Account Debtors. Within fifteen (15) calendar days following the Closing Date, the Borrower shall instruct and direct each Account Debtor to send all payments with respect to each Account to the Commercial Lock Box Account and the Government Lock Box Account, as the case may be, for deposit established pursuant to this Agreement.
     7.24 Broker’s Fees. Except for a one-time broker’s fee in the amount of $780,000 paid on the Closing Date in connection with the Acquisition, the Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loans, the Acquisition Documents or this Agreement.
     7.25 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     7.26 Acquisitions. On the Closing Date and concurrently with the making of the Term Loan hereunder, the Acquisitions intended to be consummated on the Closing Date will have been consummated in accordance with the terms of the Acquisition Agreements and the other relevant Acquisition Documents and in accordance with all applicable laws. All consents and approvals of, and filings and registrations with, and all other actions by, any governmental entity and (except where the failure to obtain or make the same could not reasonably be expected to have an adverse effect on the Acquisitions or any portion thereof or a Material Adverse Effect) each other Person required in order to make or consummate the Acquisitions have been obtained, given, filed or taken and are or will be in full force and effect.
     7.27 Representations and Warranties in Acquisition Documents and Mezzanine Debt Documents. All representations and warranties made by the Borrower in the Acquisition Documents and the Mezzanine Debt Documents, and, to the best of the Borrower’s knowledge after due inquiry, or except as disclosed to the Lender in writing, all representations made by each other Person in such agreements and documents, are true and correct. None of such representations and warranties are inconsistent in any material respect with the representations and warranties of the Borrower made herein or in any other Financing Agreement.
     7.28 Offenses and Penalties Under the Medicare/Medicaid Programs. Neither the Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate is currently, to the best knowledge of the Borrower, after due inquiry, under investigation or prosecution for, nor has the Borrower or any Affiliate or employee of the Borrower or any Affiliate been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Neither the Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate has been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, to the best knowledge of the Borrower, after due inquiry, is the Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate currently the subject of any investigation or proceeding that may result in such payment. Neither Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate has been excluded from participation in the Medicare, Medicaid or maternal and Child Health Services Program, or any program funded under the “Block grants” to States for Social Services (Title XX) Program.
     7.29 Medicaid/Medicare and Private Insurance/Managed Care Contracts.
     (a) The Borrower has:
     (i) Obtained and maintains, where appropriate, Medicaid Certification and Medicare Certification to the extent required for reimbursement under the Medicaid Regulations or the Medicare Regulations, as the case may be; and
     (ii) Entered into and maintains in good standing, where appropriate, its Medicaid Provider Agreement and its Medicare Provider Agreement to the extent required for reimbursement under Medicaid Regulations or the Medicare Regulations, as the case may be, and its Private Insurance/Managed Care Contracts.
     (b) There are no proceedings pending, or, to the best knowledge of the Borrower, after due inquiry, threatened by any governmental authority seeking to modify, revoke or suspend, to the extent required for reimbursement, any Medicaid Provider Agreement, Medicare Provider Agreement, Medicare Certification or Medicaid Certification. Since the date of the most recent Medicare Certification and Medicaid Certification, the Borrower has not taken any action that would have a material adverse effect on the Certification or the Medicare Provider Agreement or Medicaid Provider Agreement.
     (c) Neither the Borrower nor any Affiliate of the Borrower nor any officer or director of the foregoing has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in party by Medicare or Medicaid; or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.
     (d) The Borrower is not out of material compliance with any applicable conditions of participation of the Medicare or Medicaid programs nor with any Private Insurance/Managed Care Contracts, nor does any condition exist or has any event occurred which, in itself, or with the giving of notice or lapse of time, or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of (i) any contract of the Borrower in connection with the Medicare or Medicaid programs or (ii) any Private Insurance/Managed Care Contracts.
     7.30 Document Delivery. The Borrower has delivered true, correct and complete copies of the fully-signed Seller Notes to the Lender on or prior to the Closing Date.
     7.31 Consideration. Each Borrower is a wholly-owned subsidiary of Tandem, and are Affiliates of each other. The Affiliates of the Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Borrower pursuant to this Agreement, and it is and will be to such Affiliates’ advantage to assist the Borrower in procuring such funds from the Lender. Each of the Borrower’s Affiliates desires to induce the Lender to enter into this Agreement with the Borrower.
     7.32 USA Patriot Act. Borrower represents and warrants to Lender that neither the Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.
     7.33 Absence of Foreign or Enemy Status. Neither the Borrower nor any Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Affiliate of the Borrower is in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
     7.34 HIPAA Compliance. Borrower has not received any notice from any governmental authority that such governmental authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with the Health Insurance Portability and Accountability act of 1996, as amended (commonly known as “HIPAA”), or its implementing regulations.

     7.35 Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of Borrower, threatened against any Affiliate of Borrower. Hours worked and payments made to the employees of the Borrower and Affiliates of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Borrower or Affiliates of Borrower, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Agreements and the Acquisition Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
     8. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
     8.1 Reports, Certificates and Other Information. The Borrower shall deliver to the Lender:
          (a) Financial Statements. On or before the ninetieth (90th) day after each of Tandem’s Fiscal Years, a copy of the annual financial statements on a consolidated basis for Tandem, duly certified and audited by independent certified public accountants of nationally recognized standing selected by the Borrower, together with the supporting consolidating statements for each Borrower, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, together with a certificate from such accountants containing a computation of, and showing compliance with, the financial ratio contained in Section 9.12 hereof and to the effect that, in making the examination necessary for the signing of such annual financial statements by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it and the steps, if any, being taken to cure it.
          (b) Monthly Reports and Certificates. On or before the thirtieth (30th) day after the end of each calendar month, a borrowing base certificate (in form and substance satisfactory to the Lender), and a copy of internally prepared financial statements of the Borrower prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a) hereof (subject, however, to the GAAP Exceptions), signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such calendar month and statements of earnings for such calendar month and for the period from the beginning of such Fiscal Year to the close of such calendar month.
          (c) Certificates. Contemporaneously with the furnishing of each annual financial statement and within thirty (30) calendar days of each calendar month, a duly completed compliance certificate with appropriate insertions, in form and substance satisfactory to the Lender (a “Compliance Certificate”), dated the date of such annual financial statement or such calendar month and signed on behalf of the Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, in the case of a Compliance Certificate dated the date of such annual financial statement and each such calendar month which is also the last month of a Fiscal Quarter of the Borrower, the Compliance Certificate shall contain a computation of, and show compliance with, each of the financial ratios and restrictions set forth in Section 9.12 hereof. The computation and calculation of each financial ratio in each Compliance Certificate shall be in form and substance acceptable to the Lender.
          (d) Schedule of Accounts. On or before the tenth (10th) day of each calendar month, a Schedule of Accounts, as of the last day of the immediately preceding calendar month and in form and substance reasonably satisfactory to the Lender.
          (e) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate are sought; (iii) the receipt of any notice form any governmental agency concerning any violation or potential violation of any regulations, rules or laws applicable to Borrower; (iv) the occurrence of any personal injury or other action that is reasonably likely to give rise to a tort claim against the Borrower for an amount equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (v) any Material Adverse Change.
          (f) Insurance Reports. (i) At any time after a Default and upon the request of the Lender, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, liability and malpractice insurance policies carried by the Borrower and that certifies that the Lender is the named additional insured and loss payee of all property, casualty and malpractice insurance policies (such certificate to be in form and substance satisfactory to the Lender), and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.
          (g) Collateral Report. On each Tuesday of every week, a duly completed Collateral Report in form and substance satisfactory to the Lender (the “Collateral Report”), relating to the immediately prior calendar week, in form and substance reasonably satisfactory to the Lender and signed on behalf of the Borrower by a Duly Authorized Officer. Notwithstanding the foregoing the initial Collateral Report shall not be required to be delivered to the Lender until the earlier of (i) the Tuesday immediately preceding the date the Borrower makes a request for a Revolving Loan and (ii) April 5, 2005.
          (h) Annual Projections. On or before the ninetieth (90th) day after each of Borrower’s Fiscal Years, an annual projection for the current Fiscal Year showing Borrower’s projected operating plan, revenues and expenses on a monthly basis and a balance sheet and cash flow statement for the Borrower, in form and substance reasonably satisfactory to Lender.
          (i) Affiliate Transactions. Upon the Lender’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Lender, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.
          (j) Health Care. Furnish to the Lender each of the following, to the extent applicable: (i) within five (5) calendar days of receipt a copy of any healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such plan of correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, if such deficiency or violation could adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of Borrower’s licenses and permits to operate Borrower’s business; (ii) within five (5) Business Days of the receipt by the Borrower, any and all notices disclosing an adverse finding from any licensing, certifying and/or reimbursement agencies that Borrower’s license, Medicare or Medicaid certification or entitlement to payments pursuant to any reimbursement contract or program of Borrower is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any rights pursuant to the Borrower’s license, certification or reimbursement contract or program; and (iii) within five (5) Business Days of the date of the required filing of cost reports of Borrower with Medicaid, Medicare or other applicable agency or pursuant to any reimbursement contract or program, or the date of actual filing of such cost report of Borrower, whichever is earlier, a complete and accurate copy of the annual Medicaid, Medicare and other cost reports for Borrower, which will be prepared by an independent certified public accountant or by an experienced cost report preparer reasonably acceptable to Lender, and promptly furnish to Lender any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports.
          (k) Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Parent or Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Parent or Borrower by independent accountants.
          (l) Purchase Price Adjustments. Promptly upon such information becoming available, a summary of all purchase price and other monetary adjustments that are made pursuant to any of the Acquisition Documents.
          (m) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations,

business, properties, condition or otherwise as the Lender may reasonably request from time to time.
     8.2 Inspection; Audit Fees. Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit (at the expense of the Borrower provided the Borrower shall be responsible for such reasonable expenses no more than one (1) time per year unless an Event of Default has occurred and is continuing), representatives of the Lender or any Person appointed by Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, the Lender shall give the Borrower commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.
     8.3 Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP (subject, however, to the GAAP Exceptions), consistently applied.
     8.4 Claims and Taxes. The Borrower agrees to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of the Borrower’s property and assets, including, without limitation, the Collateral. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.

     8.5 State of Incorporation. The State of Michigan shall remain the Borrower’s State of incorporation, unless: (a) the Borrower provides the Lender with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) the Borrower provides the Lender with, at Borrower’s sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Lender shall reasonably request in connection therewith.
     8.6 Liability and Malpractice Insurance. The Borrower shall maintain, at its expense, general liability insurance in such amounts and with such deductibles as are acceptable to the Lender in its reasonable determination and shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. In addition, the Borrower shall maintain, at its expense, professional malpractice insurance through commercial insurance in such amounts and with such deductibles as are acceptable to the Lender in its reasonable determination and shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Lender as additional insured thereunder and providing that the insurance company will give the Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.
     8.7 Property Insurance. The Borrower shall, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Lender. The Borrower shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Lender, showing the Lender as “Lender’s Loss Payee” and all loss payable to the Lender, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give the Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrower or any other Person shall affect the right of the Lender to recover under such policy or policies of insurance in case of loss or damage. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Lender and the Lender shall, in its reasonable discretion, either apply such proceeds against the Liabilities (in such order as Lender, in its sole discretion, may determine) or permit the Borrower to use such proceeds to restore or rebuild the damaged property; provided, however, any such insurance proceeds attributable to losses or damages in the amount of Fifty Thousand Dollars ($50,000) or less individually or up to One Hundred Thousand Dollars ($100,000) in the aggregate at any time shall be paid to the Borrower for application to either repay a portion of the Liabilities or restore or rebuild the damaged property, as the Borrower shall determine in its reasonable and good faith determination. Upon the occurrence of a Default or an Event of Default, the Borrower irrevocably makes, constitutes and appoints the Lender (and all officers, employees or agents designated by the Lender in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Lender pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.
     UNLESS THE BORROWER PROVIDES THE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE BUSINESS DAYS FOLLOWING LENDER’S REQUEST, THE LENDER MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE LENDER MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE LENDER, BUT ONLY AFTER PROVIDING THE LENDER WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE LENDER PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE LENDER MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.
     8.8 Environmental. The Borrower shall promptly notify and furnish Lender with a copy of any and all Environmental Notices which are received by it. The Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Lender with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.
     8.9 Banking Relationship. (a) Within thirty (30)calendar days of the Closing Date, the Borrower shall at all times thereafter maintain all of its primary deposit and operating accounts with the Lender and the Lender will act as the principal depository and remittance agent for the Borrower. (b) The Borrower agrees to pay to the Lender a non-refundable fee in the aggregate amount of Fifteen Thousand Dollars ($15,000) per month for banking services/cash management services (the “Service Fee”), whether or not that dollar amount of services is actually utilized by Borrower. If the Borrower utilizes more than that dollar amount of services, the Borrower acknowledges that Borrower will pay an additional mutually agreeable Service Fee for such additional services. The Lender shall be and hereby is authorized to charge any deposit or operating account of the Borrower in respect of the Service Fee. For clarity, the Lender acknowledges that the $15,000 Service Fee covers and applies to the Borrower, Tandem, and each of Tandem’s wholly-owned subsidiaries and that payment of the Service Fee by the borrowers under the Affiliate Loan Documents shall satisfy the requirements of this Section 8.9 so long as such borrowers shall continue to pay the Service Fee.
     8.10 Intellectual Property. If after the Closing Date the Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks other than those owned by Tandem or incorporating the word “Tandem” (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Lender in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Lender to perfect a security interest in and lien on any such federally registered intellectual property in favor of the Lender and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.
     8.11 Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States (other than as disclosed to the Lender in writing on the Closing Date) so long as: (a) the Borrower provides the Lender with at least thirty (30) days prior written notice, (b) no Event of Default then exists, and (c) the Borrower provides the Lender with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Lender shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Lender. If the Borrower desires to change its principal place of business and chief executive office, the Borrower shall notify the Lender thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Lender with, at Borrower’s sole cost and expense, such financing statements and other documents as the Lender shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Lender thereof in writing no later than thirty (30) days prior to such change.
     8.12 Health Care Related Matters. The Borrower shall continue to be duly licensed by the State of Michigan to operate portable x-ray and cardiac services and provide certain ancillary healthcare services and maintain Medicare and Medicaid provider status. The Borrower shall cause all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of its business or as may be necessary for participation in Medicaid, Medicare and other applicable reimbursement programs, to remain in full force and effect. The Borrower shall at all times maintain in full force and effect the Medicare Certification, the Medicaid Certification, the Medicare Provider Agreement and the Medicaid Provider Agreement. The Borrower shall comply at all times with the CMS, except to the extent that such failure to comply would not cause a Material Adverse Effect. The Borrower shall take all necessary steps to protect personally identifiable health information for each patient substantially in accordance with the CMS laws and regulations. The Borrower shall comply at all times with MDCH, except to the extent that such failure to comply would not cause a Material Adverse Effect.
     8.13 US Patriot Act. Borrower covenants to Lender that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.32 hereof), Borrower shall immediately notify Lender in writing of such information.

Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Lender to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by law. In addition, Lender may immediately contact the Office of Foreign Assets Control and any other government agency Lender deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.
     8.14 Government Accounts. If the Borrower desires Government Accounts to be considered Eligible Accounts, the Borrower shall take any and all action reasonably required by the Lender in order to provide the Lender with a perfected security interest in such Government Accounts and execute and deliver all documentation reasonably required by the Lender in connection therewith, including, without limitation, a Government Lock Box Agreement.
     8.15 Motor Vehicle Titles. Within sixty (60) calendar days of the Closing Date, Borrower shall deliver to the Lender original Certificates of Title for each of the Borrower’s owned motor vehicles, collaterally assigned to the Lender in writing, together with the odometer reading for each such motor vehicle.
     8.16 Further Assurances. The Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Lender may from time to time request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Lender on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of Borrower, whether now owned or hereafter acquired.
     9. NEGATIVE COVENANTS.
     The Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):
     9.1 Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Lender’s Lien in the Collateral; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c) Liens in favor of the Lender; (d) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than ten (10) calendar days, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established or that are not yet due and payable; (e) purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property so long as: (i) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any time, (ii) each such lien shall only attach to the property to be acquired; and (iii) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; and (e) Liens in favor of the Mezzanine Lender, subject in all cases to the provisions of the Subordination Agreements.
     9.2 Indebtedness; Capital Expenditures. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Liabilities, (b) the Subordinated Debt, (c) trade obligations and normal accruals in the ordinary course of business not yet due and payable, and (d) the indebtedness not to at any time exceed One Hundred Thousand Dollars ($100,000) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1(e) hereof.
     9.3 Consolidations, Mergers or Acquisitions. Other than the Acquisitions, the Borrower shall not be a party to any merger, consolidation, or exchange of stock, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables. The Borrower shall not form or establish any subsidiary without the Lender’s prior written consent.
     9.4 Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) investments in short-term direct obligations of the United States Government, (b) investments in negotiable certificates of deposit issued by the Lender or by any other bank satisfactory to the Lender, payable to the order of the Borrower or to bearer, and (c) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.
     9.5 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.
     9.6 Disposal of Property. The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any of its properties, assets and rights to any Person except (a) sales of Inventory in the ordinary course of business, and (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced.

     9.7 Use of Proceeds. The Borrower shall not use the proceeds of the (i) Revolving Loan for any purpose other than for working capital and to consummate the Acquisitions, (ii) Term Loan for any purpose other than to consummate the Acquisitions, and (iii) Assumed Debt Loan for the refinancing of the debt on the motor vehicles owned by the Borrower on the date hereof.
     9.8 Loans to Officers; Consulting and Management Fees. The Borrower shall not make any loans to its officers, directors, shareholders, or employees or to any other Person, and the Borrower shall not pay any consulting, management fees or similar fees to its officers, directors, shareholders, manager, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise; provided, however, the Borrower shall be permitted to make advances to its employees in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any Fiscal Year of Borrower for all such employees collectively, in each case, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) no Default or Event of Default shall exist or have occurred or result therefrom; and; provided, further, that the Borrower shall be permitted to enter into a Services Agreement with Tandem on terms satisfactory to the Lender in its reasonable discretion; provided, that the Lender shall not unreasonably withhold or delay its consent so long as the terms of such Service Agreement are commercially reasonable.
     9.9 Dividends and Stock Redemptions. The Borrower shall not (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, shareholder, director, or any Affiliate; provided, however, the Borrower shall be permitted to make: (y) distributions or payments to Tandem only if the Borrower is in compliance with Section 9.12 hereof both immediately before and after any such contemplated or actual distribution or payment, and (z) solely those payments expressly permitted pursuant to the terms of the Subordination Agreements, provided, further, in the case of subsections (y) and (z) above, that both immediately before such contemplated distribution or payment or after giving effect to any such distribution or payment no Default or Event of Default shall exist or have occurred or result therefrom (including, without limitation, any Default or Event of Default arising from a breach of the financial ratios described in Section 9.12), otherwise any such distribution or payment shall be restricted; or (ii) purchase or redeem any of the membership interests or units of the Borrower or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose.
     9.10 Payments in Respect of Subordinated Debt. The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt); provided, however, the Borrower shall be permitted to make solely those payments expressly permitted pursuant to the terms of the Subordination Agreements, in each case, as long as the Borrower is in compliance with Section 9.12 hereof both immediately before and after any such contemplated or actual payment, provided, further, that both immediately before any such contemplated payment or after giving effect to any such payments no Default or Event of Default shall exist or have occurred or result therefrom, unless otherwise permitted expressly under the terms of the Subordinations Agreements.

     9.11 Transactions with Affiliates. Except as expressly permitted under this Agreement, the Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, except as otherwise expressly restricted under this Agreement, that the Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.
     9.12 Financial Ratios. Commencing with the Fiscal Quarter ending December 31, 2005 and continuing thereafter, the Borrower (which expressly means, collectively, Therapy and Hospice) shall not:
          (i) Minimum Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio to be less than 1.35 to 1.00, measured as of the last day of each Fiscal Quarter.
          (ii) Maximum Senior Debt to EBITDA. Permit the ratio of (a) the sum of all Liabilities, to (b) the Borrower’s EBITDA, to be greater than 3.00 to 1.00, measured as of the last day of each Fiscal Quarter.
          (iii) Maximum Indebtedness to EBITDA. Permit the ratio of (a) the sum of all Indebtedness (including, without limitation, all Liabilities (but less the amount of the Revolving Loans outstanding) and Subordinated Debt), to (b) the Borrower’s EBITDA, to be greater than 4.50 to 1.00, measured as of the last day of each Fiscal Quarter.
          (iv) Fixed Charge. Permit its Fixed Charge Coverage Ratio to be less than 1.00 to 1.00, measured as of the last day of each Fiscal Quarter.
          (v) Computation. The Borrower acknowledges and agrees that the calculation and computation of the foregoing financial ratios and covenants shall be pursuant to and in accordance with Section 8.1(c) hereof.
     9.13 Change in Nature of Business. The Borrower shall not make any material change in the nature of Borrower’s business carried on as of the Closing Date.
     9.14 Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall the Borrower’s Bylaws be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party, or that would or is reasonably likely to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of the Borrower’s Bylaws, the Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Lender.
     9.15 Lock Box Accounts. The Borrower shall not establish or open any other lockbox (other than the Commercial Lock Box Account and the Government Lock Box Account) after the Closing Date. The Borrower shall not amend, modify or otherwise change any terms of the Commercial Lock Box Agreement or the Government Lock Box Agreement, without the Lender’s prior written consent.
     9.16 Acquisition and Mezzanine Debt Documents. The Borrower shall not amend, modify or supplement any of the Acquisition Documents or the Mezzanine Debt Documents in any manner that would or is reasonably likely to adversely affect the Lender’s interests under this Agreement and the other Financing Agreements to which Borrower is a party, without the Lender’s prior written consent (including, without limitation, amending or modifying the Mezzanine Debt Documents in order to (i) increase the rate of interest on or fees payable in respect of the applicable Subordinated Debt unless such increase is not due and payable prior to the date the Liabilities are repaid in full, (ii) accelerate the date of any regularly scheduled fees, interest or principal payment on the applicable Subordinated Debt, (iii) shorten the final maturity date of the applicable Subordinated Debt, (iv) increase the principal amount of the applicable Subordinated Debt, or (v) make the covenants or events of default contained in the Mezzanine Debt Documents materially more restrictive). Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any of the Acquisition Documents or Mezzanine Debt Documents, the Borrower shall deliver to the Lender a true, complete and correct copy of such amendment, modification or supplement.
     9.17 State of Incorporation. The Borrower shall not change its state of incorporation from that of the State of Michigan.
     9.18 Environmental. The Borrower shall not permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance with all Environmental Laws, or as would not have a Material Adverse Effect.
     9.19 Seller Notes. The Borrower shall not amend, modify or supplement either of the Seller Notes in any manner that would or is reasonably likely to adversely affect the Lender’s interests under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, without the Lender’s prior written consent (including, without limitation, amending or modifying the Seller Notes in order to (i) increase the rate of interest on or fees payable in respect of the applicable Subordinated Debt unless such increase is not due and payable prior to the date the Liabilities are repaid in full, (ii) accelerate the date of any regularly scheduled fees, interest or principal payment on the applicable Subordinated Debt, (iii) shorten the final maturity date of the applicable Subordinated Debt, (iv) increase the principal amount of the applicable Subordinated Debt, or (v) make the covenants or events of default contained in the Seller Notes materially more restrictive). Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to the Seller Notes, the Borrower shall deliver to the Lender a true, complete and correct copy of such amendment, modification or supplement.

     9.20 Fiscal Year. The Borrower shall not change its Fiscal Year.
     10. DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.
     10.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:
          (a) the Borrower fails to pay (i) any principal or interest payable hereunder or under any of the Notes on the date due, declared due or demanded (including, without limitation, any amount due under Section 2.15) or (ii) any other amount payable to the Lender under this Agreement or under any other Financing Agreement to which the Borrower is a party (including, without limitation, any of the Notes) within five (5) calendar days after the date when any such payment is due, declared due or demanded;
          (b) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Sections 2.4, 4.4, 8.5, 8.6, 8.9(a), 8.11, 8.12 or Section 8.15 hereof, or any of the Sections of Article 9 hereof;
          (c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) and such failure or neglect shall continue for a period of fifteen (15) calendar days after the earlier of (i) the date that the Borrower knew or should have known of such failure or nonobservance, or (ii) notice to the Borrower by the Lender;
          (d) any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Lender is untrue, misleading or incorrect in any respect, on the date as of which the facts set forth therein are stated or certified;
          (e) a judgment, decree or order requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer has admitted liability;
          (f) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith (provided the Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

          (g) any portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
          (h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, including Tandem, and any such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, including Tandem, or the Borrower or any guarantor of the Liabilities, including Tandem, makes an assignment for the benefit of creditors, or the Borrower or any guarantor of the Liabilities, including Tandem, takes any action to authorize any of the foregoing;
          (i) the Borrower or Tandem voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;
          (j) the Borrower or any guarantor of the Liabilities, including Tandem, becomes insolvent or the Borrower or any guarantor of the Liabilities, including Tandem, fails generally to pay its debts as they become due;
          (k) the Borrower or any guarantor of the Liabilities, including Tandem, is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;
          (l) a breach by the Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach will or is likely to have or create a Material Adverse Effect;
          (m) the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach would be to permit the acceleration of any obligation, liability or indebtedness in excess of One Hundred Thousand Dollars ($100,000);
          (n) there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty;
          (o) Tandem shall at any time after the Closing Date have voting power over less than one hundred percent (100%) of the issued and outstanding capital stock of the Borrower; or Lawrence R. Deering, Joseph D. Conte or Gene R. Curcio shall not be senior officers of the Borrower and devote significant time and energy to the business of the Borrower; provided, however, if any such individual shall fail for any reason to be a senior officer of the Borrower or fail to devote significant time and energy to the business of the Borrower, such individual shall be promptly replaced by the Borrower with an individual with substantially similar skills and experience (but in no event later than within ninety (90) calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Lender in its reasonable and good faith determination;
          (p) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;
          (q) any default or event of default shall occur under or pursuant to either of the Seller Notes or any of the Mezzanine Debt Documents, or any breach of, noncompliance with or default under any Subordination Agreement or any Financing Agreement (including, without limitation, the Limited Guaranty) by any party thereto (other than by the Lender);
          (r) if the Borrower fails, within one (1) Business Day of receipt to forward any collections it receives with respect to any Accounts to the Commercial Lock Box Account or the Government Lock Box Account, as the case may be;
          (s) institution by the PBGC, the Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, the Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of One Hundred Thousand Dollars ($100,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under ERISA;
          (t) a Material Adverse Change shall occur; and/or
          (u) Tandem shall revoke or attempt to revoke, terminate or contest its obligations under the Limited Guaranty, or the Limited Guaranty or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions.
     10.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(h), (i), or (j), the Commitments (if they have not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Lender may at its sole option declare the Commitments (if they have not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Lender, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitments shall immediately terminate. Upon the occurrence of any Default or Event of Default the Lender may, at its option, cease making any additional Revolving Loans.
     10.3 Rights and Remedies Generally. Upon the occurrence of any Event of Default, the Lender shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Lender to sell, assign, or lease any or all of the Collateral. Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Lender and make it available to Lender at any location designated by Lender. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Lender and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Lender after an Event of Default may be for cash, credit or any combination thereof, and the Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Lender may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Lender shall have the right after an Event of Default to conduct such sales on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Lender may see fit.
     10.4 Entry Upon Premises and Access to Information. Upon the occurrence of any Event of Default, the Lender shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Lender or any agent of the Lender, for such time as the Lender may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence of any Event of Default, the Lender shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Lender deems appropriate. Upon the occurrence of any Event of Default, the Lender shall have the right to notify post office authorities to change the address for delivery of the Borrower’s mail to an address designated by the Lender and to receive, open and process all mail addressed to the Borrower.
     10.5 Sale or Other Disposition of Collateral by the Lender. Any notice required to be given by the Lender of a sale, lease or other disposition or other intended action by the Lender, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 11.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Lender shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Lender’s Liens in the Collateral until the Liabilities are fully paid. The

Borrower agrees that the Lender has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Lender is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Lender’s benefit until the Liabilities of the Borrower are paid in full.
     10.6 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.
     10.7 Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.
     10.8 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.
     11. MISCELLANEOUS.
     11.1 Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Borrower specifying such suspension or waiver.
     11.2 Costs and Attorneys’ Fees.
          (a) The Borrower agrees to pay jointly and severally on demand all of the costs and expenses of the Lender (including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s counsel, and all UCC filing and lien search fees, and, if applicable, real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. The Borrower further agrees that the Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans or debit such amounts from the operating accounts of the Borrower maintained with the Lender.
          (b) The costs and expenses that the Lender incurs in any manner or way with respect to the following shall be part of the Liabilities, payable jointly and severally by the Borrower on demand if at any time after the date of this Agreement the Lender: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, the Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of the Lender with respect to the Borrower provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Lender with respect to the Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and telecopier charges.
          (c) The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Notes or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Lender’s income tax liabilities.
          (d) All of the Borrower’s obligations provided for in this Section 11.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loans or any termination of this Agreement or any Financing Agreements.
     11.3 Expenditures by the Lender. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Lender may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Lender) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.
     11.4 Custody and Preservation of Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.
     11.5 Reliance by the Lender. The Borrower acknowledges that the Lender, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Lender in connection herewith (including, without limitation, all financial information and data).
     11.6 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of the Lender. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Lender.
     11.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.

     11.9 Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Lender or the Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     11.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full and this Agreement shall terminate in accordance with its terms, the Lender will, upon Borrower’s written request and at the Borrower’s cost and expense, promptly sign all UCC termination statements reasonably required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Lender.
     11.11 Continuing Effect; Inconsistency. This Agreement, the Lender’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.9 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
     11.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of facsimile transmission, when transmitted and (c) in the case of mailed notice, five (5) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Lender at: LaSalle Bank National Association, 135 South LaSalle Street, Chicago, Illinois 60603; Attention: Mr. Peter J. Kane; Telephone No. (312) 904-1880; Facsimile No. (312) 904-4364; with a copy to: Duane Morris LLP, 227 West Monroe Street, Suite 3400, Chicago, Illinois 60606; Attention: Brian P. Kerwin, Esq.; Telephone No. (312) 499-6737; Facsimile No. (312) 499-6701; (ii) If to the Borrower at: c/o Tandem Health Care Inc.; 800 Concourse Parkway S., Suite 200, Maitland, Florida 32751; Attention: Mr. Lawrence R. Deering and Rosemary L. Corsetti, Esq.; Telephone No. (407) 571-1550; Facsimile No. (407) 571-1678; with a copy to: Buchanan Ingersoll, P.C., One Oxford Center, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania 15219-1410; Telephone No. (412) 281-4420; Facsimile No.

(412) 281-4435; Attention: Rosemary Corsetti, Esq; or to such other address as each party designates to the other in the manner herein prescribed.
     11.13 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     11.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.
     11.15 Participations and Assignments. The Lender shall have the right, without the consent of the Borrower, to sell participations to one or more banks or other entities in, or assignments of, all or any portion of its rights, obligations, and interest under this Agreement, the Liabilities and any of the Financing Agreements. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to participants (including prospective participants).
     11.16 Indemnity. The Borrower agrees to jointly and severally defend, protect, indemnify and hold harmless the Lender and each and all of its officers, directors, employees, attorneys, affiliates, and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loans (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loans hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified

Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 11.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.
     11.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, (a) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (b) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.
     11.18 Counterparts; Faxes. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Fax signatures shall be deemed as legally effective as a signed original for all purposes.
     11.19 Limitation of Liability of Lender. It is hereby expressly agreed that:
          (a) Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;
          (b) Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and
          (c) Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.
     11.20 Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Borrower authorizes Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.

     11.21 Joint and Several Liability. (a) The liability and obligations of each Borrower for payment and performance of the Liabilities to the Lender under this Agreement or under any of the Financing Agreements to which the Borrower is a party shall be joint and several. Such joint and several liability of the Borrower shall to the fullest extent permitted by law remain and exist regardless of which Borrower actually receives loans or other extensions of credit hereunder or the amount of such loans received or the manner in which Lender accounts for such loans or other extensions of credit on its books and records. Each Borrower’s Liabilities with respect to loans made to it and related fees, costs and expenses, and each Borrower’s Liabilities arising as a result of the joint and several liability of the Borrowers hereunder, with respect to loans made to the other Borrower hereunder together with the related fees, costs and expenses, shall be separate and distinct Liabilities, all of which are primary Liabilities of each Borrower. Each Borrower’s Liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to loans or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of the Liabilities of the other Borrower or of any promissory note or other document evidencing all of any part of the Liabilities of the other Borrower, (ii) the absence of any attempt to collect the Liabilities from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any provision of any instrument evidencing the Liabilities of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Lender, (iv) the failure by the Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities of the other Borrower, (v) the Lender’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by the other Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Lender’s claims for repayment of the Liabilities of the other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstance which might constitute a legal or equitable discharge or defense of a guarantor of the other Borrower. With respect to each Borrower’s Liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to loans or other extensions of credit made to the other Borrower hereunder, such Borrower waives, until the Liabilities shall have been paid in full and this Agreement shall have been terminated in accordance with its terms, any right to enforce any right of subrogation or any remedy which Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Liabilities, and any benefit of, and any right to participate in, any security or collateral given to Lender to secure payment of the Liabilities or any other liability of the Borrower to the Lender, whether any such right arises by way of suretyship or otherwise.
     (b) Any term or provision of this Agreement or any other Financing Agreement to the contrary notwithstanding, the maximum aggregate amount of the Liabilities for which any of the Borrowers (which Liabilities are not direct borrowings or direct obligations of such Borrower (the “Non-Direct Obligations”)) shall be liable shall not exceed the maximum amount for which such Borrower can be liable without rendering such Non-Direct Obligations, as they relate to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. To the extent that any Borrower shall be required hereunder to pay a portion of its Non-Direct Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Borrower from any of the loans evidenced hereby in respect of such Non-Direct Obligations, and (ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Non-Direct Obligations of such Borrower (excluding the amount thereof repaid by the other Borrower) in the same proportion as such Borrower’s net worth at the date of any applicable borrowing hereunder is sought bears to the aggregate net worth of all of the Borrowers at the date of such applicable borrowing hereunder is sought, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess, pro rata based on the respective net worths of the Borrowers at the date of such applicable borrowing with respect hereto is sought.
     (c) Except as expressly provided in Section 9.12 hereof, the term “Borrower” as used herein shall mean collectively, Therapy and Hospice, and individually, Therapy and Hospice, as the Lender shall determine in its sole and absolute discretion.
     11.22 Confidentiality. The Lender agrees that material, non-public information regarding the Borrower, if any, will be treated by the Lender in a confidential manner, and shall not be disclosed by the Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to the Lender or its Affiliates, (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (c) as may be agreed to in advance by the Borrower or as requested or required by any governmental agency, department or other authority pursuant to any subpoena or other legal process, (d) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender), (e) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of the Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee has agreed to receive such information hereunder subject to the terms of this Section, and (f) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Financing Agreements. Anything contained herein or in any other Financing Agreement to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of any such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment), if and as applicable. The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to, to the extent applicable, the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

     11.23 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
          (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;
          (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND
          (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

     11.24 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
     11.25 JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER: OP THERAPY, INC. OP HOSPICE, INC.
By:	/s/ Lawrence R. Deering
Lawrence R. Deering
Chairperson and CEO

LENDER: LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Peter J. Kane
Peter J. Kane
First Vice President